THIS LEASE, made the _____ day of_______________, 2006, by and between STNLA-SPVEF Bay Shore, LLC, a Delaware limited liability company, whose address is 11730 Berry Drive, Cooper City, Florida 33026 ("Landlord"), and Air Industries Machining, Corp., a New York Corporation, whose address is 1479 North Clinton Avenue, Bay Shore, New York 11706 ("Tenant").

                              W I T N E S S E T H:

      Landlord and Tenant hereby covenant and agree as follows:

                                    ARTICLE I

                               Demise of Premises

      Section 1.01. Landlord, for and in consideration of the rents to be paid and of the covenants and agreements herein contained to be kept and performed by Tenant, hereby demises and leases unto Tenant, and Tenant hereby hires and leases from Landlord, for the term and the rent and upon the covenants and agreements herein set forth, the parcel of land consisting of approximately 4.49 acres located at 1479 & 1480 N Clinton Avenue, Bay Shore New York and 1460 N. Fifth Avenue, Bay Shore New York all as shown on Exhibit A attached hereto and made a part hereof (the "Land"), together with industrial buildings containing approximately 75,421 gross square feet (the "Buildings") and all other improvements now or hereafter located on the Land (the "Improvements") (the Land, the Building and the Improvements being hereinafter collectively referred to as the "Demised Premises")

                                   ARTICLE II

                                  Term of Lease

      Section 2.01. The term of this Lease and the demise of the Demised Premises shall be for Twenty (20) years beginning on the date hereof (the "Initial Commencement Date"), plus any partial month from the Initial Commencement Date to the first day of the following month (the "Commencement Date"), if the Initial Commencement Date occurs on a day other than the first day of the calendar month, and ending on the last day of the calendar month in which the twentieth (20th) anniversary of the Commencement Date shall occur (the "Term", which shall include any renewals hereof). Each twelve (12) month period commencing on the Commencement Date and ending on the day before the first and each subsequent anniversary of the Commencement Date shall be a "Lease Year" as used in this Lease.

                                   ARTICLE III

                                   Basic Rent

      Section 3.01. Tenant's obligation to pay rent shall commence on the Initial Commencement Date. Tenant shall pay to Landlord during the Term, without demand, counterclaim, deduction or setoff, basic rent ("Basic Rent") as follows:


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

      (a) During the first complete Lease Year, Tenant shall pay the sum of Five Hundred Forty Thousand and 00/100 ($540,000.00) Dollars payable in twelve (12) equal monthly installments of Forty-five Thousand and 00/100 ($45,000.00) Dollars each; and monthly thereafter for the 1st 60 months of the Lease.

      (b) Beginning on the 61st month of the Lease, the Basic Rent payable by Tenant shall be increased by fifteen (15%) percent over the Basic Rent payable by Tenant in the immediately preceding Lease Year; thereafter the Basic Rent shall increase by 3% per annum for the remainder of the Term.

      (c) In the event the Commencement Date is not the first day of a calendar month, the Basic Rent for such partial month shall be pro-rated upon a daily basis.

      The Basic Rent, Additional Rent (as defined in Section 30.02 below) and all other sums payable under this Lease shall be payable, by wire transfer, at the office of Landlord on the first business day of each month, at the address above set forth, or as may otherwise be directed by notice from Landlord to Tenant. Basic Rent shall be paid monthly in advance.

      Section 3.02. During the Term, Tenant shall well and truly pay, or cause to be paid, to Landlord, the monthly installments of Basic Rent as herein provided and all other sums that may become due and payable by Tenant under this Lease, at the time and in the manner herein provided, without counterclaim, offset or deduction; and all other sums due and payable by Tenant hereunder may, at Landlord's option, be deemed to be, and treated as, Additional Rent, and added to any Basic Rent due and payable by Tenant hereunder. In the event of nonpayment of such other sums, Landlord shall have all the rights and remedies herein provided for in the case of the nonpayment of Basic Rent or of a breach of any covenant to be performed by Tenant. No payment to or receipt by Landlord of a lesser amount than the then-amount required to be paid under this Lease shall be deemed to be other than on account of the earliest amount of such obligation then due. No endorsement or statement on any check or other communication accompanying a check for payment of any amounts payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check in payment without prejudice to Landlord's right to recover the balance of any sums owed by Tenant under this Lease.

      Section 3.03. The Basic Rent payable by Tenant pursuant to this Lease shall be absolutely net to Landlord. All costs, operating expenses, and obligations imposed upon the Demised Premises or incurred in connection with its use, occupancy, care, maintenance, operation and control (including, but not limited to, all costs of replacements, maintenance and repairs (capital and ordinary, structural and non-structural, foreseen and unforeseen, ordinary and extraordinary) of the structure, roof, parking lot, utilities, taxes, insurance and all other payments required in connection with the Demised Premises during the Term of this Lease) shall be paid by Tenant in addition to all items of Basic Rent payable by Tenant under this Lease. Additionally, Tenant shall be responsible for compliance with any and all legal requirements and shall pay any and all current and future costs relative thereto.

      Section 3.04. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not designated as "Rent", shall constitute rent for all purposes, including without limitation, as used in this Lease, "Rent" shall be deemed to include all Basic Rent, all Additional Rent and all other sums due under this Lease for the purpose of Section 502(b)(6) of the Bankruptcy Code, 11 U.S.C. 502(b)(6).

      Section 3.05. Except as may be expressly otherwise provided in this Lease, there shall be no abatement, diminution or reduction of Basic Rent, Additional Rent or any other sums due under this Lease under any circumstances including, without limitation, due to charges or other compensation claimed by or allowed to Tenant or any person claiming under it, nor shall there be any abatement or diminution or reduction of the performance of the obligations of Tenant under any circumstances.

                                   ARTICLE IV

                        Condition of the Demised Premises

      Section 4.01. Tenant acknowledges that it has inspected and is fully familiar with and is leasing the Demised Premises in AS IS condition. Without limiting the generality of the foregoing, Tenant acknowledges, agrees and represents that Tenant has been given free access to and has inspected the Demised Premises to its satisfaction and is relying solely on its inspection. Neither Landlord nor any other party has made any representations or warranties of any kind as to the condition, design, use, operation, expenses, maintenance or repair of the Demised Premises. Landlord shall not be responsible for any latent or other defects or changes in the condition of the Demised Premises.

      Section 4.02. The Demised Premises constitutes a self-contained unit; and nothing in this Lease shall impose upon Landlord any obligation to provide any services for the benefit of Tenant, including but not limited to water, gas, electricity, heat, janitorial or garbage removal.

      Section 4.03. (a) In addition to any Basic Rent, Additional Rent and any other sums due under this Lease, Tenant has placed with Landlord the sum of $303,750 (referred to herein as the "Roof Reserve"). The Roof Reserve shall be kept in an interest bearing account under Tenant's tax identification number and interest earned thereon shall be taxed to the Tenant; and Landlord's right to possession of the Demised Property for non-payment of Basic Rent, or for any other reason, shall not in any event be affected by reason of the Landlord's holding the Roof Reserve.

      (b) Tenant shall expeditiously make those certain repairs to or replacements of the roofs to the Buildings as set forth in that certain report attached hereto as Exhibit B and shall utilize the Roof Reserve for such repairs to or the replacement of the roofs to the Buildings. Tenant shall access the Reserve and conduct any permitted repairs or replacements subject to the requirements of and in the same manner as set forth in Section 11.03 of the Lease except that any remaining proceeds, including interest accrued, shall be distributed to the Tenant upon completion of the repairs.

      (c) In the event it is determined to the reasonable satisfaction of Landlord that the amount necessary to meet the conditions of this Paragraph 4.03 is less than $303,750, the Roof Reserve shall be reduced accordingly with any excess being distributed to the Tenant.

      (d) The foregoing is in addition to, and not in lieu of, Tenant's continuing obligation to be responsible for all structural and roof repairs and replacement

      Section 4.04. (a) In addition to any Basic Rent, Additional Rent and any other sums due under this Lease, Tenant has placed with Landlord the sum of $21,875 (referred to herein as the "Remediation Reserve"); The Remediation Reserve shall be kept in an interest bearing account under Tenant's tax identification number and interest earned thereon shall be taxed to the Tenant; and Landlord's right to possession of the Demised Property for non-payment of Basic Rent, or for any other reason, shall not in any event be affected by reason of the Landlord's holding the Remediation Reserve.

      (b) Tenant shall expeditiously make those certain repairs to or replacements as required by that certain Phase 2 Environmental Report dated October 5, 2006 (the "Phase 2 Report") as set forth in that certain report attached hereto as Exhibit C and shall utilize the Remediation Reserve for such repairs to or replacements. Tenant shall access the Reserve and conduct any permitted repairs or replacements subject to the requirements of and in the same manner as set forth in Section 11.03 of the Lease except that, provided there is no condition of an uncured material default under the Lease by Tenant, any remaining proceeds, including interest accrued, shall be distributed to the Tenant upon completion of the repairs.

      (c) The foregoing is in addition to, and not in lieu of, Tenant's continuing obligation to be responsible for all structural and Remediation repairs and replacement

                                    ARTICLE V

                                       Use

      Section 5.01. The Demised Premises may be used solely for offices, the assembly/manufacturing and warehousing and ancillary offices in connection therewith and for no other purposes (the "Permitted Use"). Throughout the Term, Tenant covenants to continuously occupy and use the Demised Premises solely for the Permitted Use. Nothing contained herein shall be construed as a representation on the part of Landlord that Tenant's use of the Demised Premises is permitted under applicable zoning or other land use requirements, and, it shall be Tenant's obligation, at Tenant's sole cost and expense, research applicable zoning and other land use requirements and to make application for and to obtain any and all certificates and/or permits to permit Tenant's use from any governmental agencies having jurisdiction over the Demised Premises.

      Section 5.02. Tenant shall continuously and without interruption, during all usual business hours, and on such days as most comparable businesses of like nature are open for business, occupy, use and operate the Demised Premises for the Permitted Use. Tenant shall, at all times, operate the business conducted by it on the Demised Premises in a first class manner.

                                   ARTICLE VI

                                 Quiet Enjoyment

      Section 6.01. Landlord covenants that if, and for so long as, Tenant pays Basic Rent, Additional Rent and all other sums due under this Lease as herein provided, and observes and performs the covenants and conditions of this Lease, Landlord shall do nothing to affect Tenant's right to peacefully and quietly have, hold and enjoy the Demised Premises for the Term, subject to the provisions of this Lease and to any present or future ground lease, mortgage or deed of trust to which this Lease shall be subordinate.

                                   ARTICLE VII

                      Additional Rent, Taxes, Assessments,
                         Water Rates, Electric, Charges

      Section 7.01. The Tenant agrees during the Term of the Lease to pay, as Additional Rent, an amount equal to all the real estate taxes assessed against the Demised Premises together with all governmental and non-governmental water and sewer charges pertaining to the Demised Premises (collectively, "Taxes" which, among other charges set forth herein, are deemed a part of Additional
Rent) plus an amount equal to all of the insurance required to be paid pursuant to Paragraphs 8(A), (B), (C), (D), (E) and (G) below (collectively, "Insurance" which among other charges set forth herein, are deemed a part of Additional
Rent). Throughout the Term hereof, for each fiscal tax year, Taxes and Insurance to become due shall be payable by Tenant to Landlord with the monthly Basic Rent installment in twelve (12) equal installments as reasonably estimated by Landlord until the actual sum of Taxes and Insurance for such fiscal year is known, and thereafter an adjustment shall be made, with any deficiency being due from Tenant within ten (10) days following demand, or any overage being credited to Tenant against the monthly installment of Taxes and Insurance next following the billing. If Landlord's lender requires tax and insurance escrows, such lender's estimate of Taxes and Insurance shall be deemed to be a reasonable estimate that will not be questioned by Tenant.

      Section 7.02. If at any time during the Term of this Lease, under the laws of the State of New York or any political subdivision thereof, a tax on rents is assessed against the Landlord or the Basic Rent, as a substitution, in whole or in part, for a real estate tax, assessment, water rent, rate or charge, sewer rent or other governmental imposition or charge with respect to the Demised Premises, Tenant shall pay an amount equal to same to the extent that it is in substitution, in whole or in part, for real estate taxes. Taxes shall not include any income tax, capital levy or transfer tax imposed on Landlord, or any franchise taxes imposed upon any corporate owner of the fee of the Demised Premises or income tax imposed upon the rent received by the Landlord unless such tax is a substitute for any real estate tax, property tax or rent tax. Any sales, value added, use and similar tax assessed or payable on account of the acquisition, ownership, leasing operation, possession or use of the Demised Property shall be paid by Tenant.

      Section 7.03. Tenant shall, at its sole cost, arrange for service by all utility providers serving the Building and the Demised Premises (including, without limitation electricity, oil, gas, sewer, water and telephone) and shall pay for all such utility service before any interest or penalties accrue thereon, directly to the providers thereof.

      Section 7.04. Landlord shall not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, interruption, defect or change in the quantity or character of any utility or service and, in all events, no such interruption or cessation shall affect or modify this Lease or give rise to any right of cancellation, termination, offset or defense to Basic Rent, Additional Rent or any other charge hereunder. Tenant agrees that such supply may be interrupted for inspection, repairs and replacement and in emergencies.

                                  ARTICLE VIII

                                    Insurance

      Section 8.01. During the Term, Tenant, at its sole cost, but for the mutual benefit of Landlord and Tenant, shall maintain the following insurance:

            (A) General Comprehensive public liability insurance protecting and indemnifying Landlord and Tenant against all claims for damages to person or property or for loss of life or property occurring in, upon or about the Demised Premises and the areas adjacent thereto, in the amount of not less than Three Million and 00/100 ($3,000,000.00) per occurrence and Five Million and 00/100 ($5,000,000.00) annual general aggregate limit per location, naming Landlord, its managing agent, if any, and any mortgagee(s), as their respective interests may appear:

            (B) Insurance against damage to the Buildings by all risks of direct physical loss (at Landlord's option to include earthquake, flood and such other risks as Landlord deems appropriate) with the policy to contain either the agreed amount endorsement or a replacement cost endorsement, in amounts equal to one hundred (100%) percent of full replacement cost, and in any event in an amount sufficient to prevent Landlord from becoming a co-insurer. Replacement Cost shall be determined from time to time by an independent appraiser, architect or engineer designated by Landlord, at Tenant's expense. The policy may include, at Landlord's option, a contingent liability endorsement and/or demolition and increased cost of construction endorsement in order for the Building to be constructed in accordance with all requirements and regulations which may be applicable at the time of loss or damage, of all governmental agencies having jurisdiction over the Building and construction of the Building.

            (C) "All Risk" property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the State of New York upon property of every description and kind owned by Tenant and/or under

      Tenant's care, custody or control located in the Building or the Demised Premises or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, fittings, equipment, installations and any other personal property in an amount equal to the full replacement cost thereof.

            (D) Boiler and machinery insurance coverage, if appropriate, for all eligible objects, including pressure vessels and air conditioning equipment, with the electrical apparatus clause, with such limits as may be reasonably necessary to properly insure the values at risk in the Buildings.

            (E) Business interruption and rent loss insurance, against the loss of Basic and Additional Rent for no less than one (1) year as provided herein, as well as such amounts as will reimburse Landlord for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Demised Premises or the Buildings as a result of any such perils.

            (F) Workers' Compensation Insurance (including employers' liability insurance) covering all persons employed at the Demised Premises to the extent required by the laws of the State of New York.

            (G) Insurance for such other hazards and in such amounts as Landlord may reasonably require and as at the time are commonly insured against with respect to buildings similar in character, general location and use and occupancy to the Demised Premises in relative amounts normally carried with respect thereto. If, by reason of changed economic conditions, the insurance amounts referred to in this Section 8.01 become inadequate, in Landlord's reasonable determination, Tenant agrees to increase the amounts of such insurance promptly upon Landlord's reasonable request.

      Tenant represents, said representation being specifically designed to induce Landlord to execute this Lease, that Tenant's personal property, fixtures, goods and inventory and any other items which Tenant may bring to the Demised Premises or which may be under Tenant's care, custody and control which may be subject to any claim for damages or destruction shall never exceed the amount of insurance which Tenant is required to carry pursuant to this Lease. Tenant shall name Landlord, its managing agent, if any, and Landlord's mortgagee[s] as an additional named insureds, as their interests may appear, with Landlord (of its mortgagee(s)) being designated as "loss payee" in all cases. If at any time the amount of personal property, fixtures, goods and inventory or other items located at the Demised Premises shall exceed said amount, Tenant covenants to so notify Landlord and at the same time increase the amount of insurance required to be carried pursuant to Subsection 8.01(C) to an amount sufficient to cover the aforesaid to preclude any liability on Landlord's part to Tenant. Should Tenant fail to do so, or fail to maintain insurance coverage adequate to cover the aforesaid, naming Landlord, its managing agent, if any, and Landlord's mortgagee[s] as an additional named insured, then, after written notice and a ten (10) day opportunity to cure, Tenant shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

      Tenant shall not do or permit to be done any act or thing on the Demised Premises which shall invalidate or be in conflict with, or cause additional premium for any insurance policy insuring the Demised Premises.

      All policies of insurance required pursuant to this Section 8.01 shall be from a company rated in the A.M. Best Key Rating Guide with a policyholder's service rating of A and a financial rating of X or such other rating as may be required by Landlord's mortgagee. The insurance company shall be licensed to do business in the State of New York and a certificate(s) evidencing the existence of such policy shall be delivered to Landlord, together with evidence of the payment of the premiums therefore upon the execution of this Lease. Each insurance company shall agree to provide a notice of cancellation or non-renewal to Landlord and any mortgagee at least thirty (30) days prior to said event becoming effective. At least thirty (30) days prior to the expiration or termination date of any policy, Tenant shall deliver a renewal or replacement policy, or certificate(s) evidencing the existence thereof, to Landlord together with proof of the payment of the premium therefor. No deductible on any insurance required hereunder shall exceed One Thousand and 00/100 ($1,000.00) Dollars. If Tenant shall fail to comply with the provisions of this Article VIII, Landlord shall have the right, but not the obligation, to procure such insurance and pay the premiums thereof and Landlord shall be entitled to repayment by Tenant immediately on demand, as Additional Rent.

      Section 8.02 Tenant is and shall be in exclusive control and possession of the Demised Premises as provided herein, and Landlord shall not be liable to Tenant for any loss suffered by Tenant under any circumstances, including, but not limited to: (i) loss of or injury to Tenant or to Tenant's property or that for which Tenant is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (ii) that which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service; or (iii) that which results from any inspection, repair, alteration or addition or the failure thereof undertaken or failed to be undertaken by Landlord; or (iv) any interruption to Tenant's business, however occurring.

      The aforesaid exculpatory Section is to induce Landlord, in its judgment, to avoid or minimize covering risks which are better quantified and covered by Tenant either through insurance, thereby avoiding the need to increase the rent charged Tenant to compensate Landlord for the additional costs in obtaining said coverage or reserving against such losses.

      Tenant shall indemnify, defend and save Landlord harmless against and from all and all liabilities, claims, suits, fines, penalties, damages, losses, fees, obligations, costs and expenses (including attorneys' fees) which may be imposed upon, incurred by or asserted against Landlord by reason of:

      (A) Any work or thing done in, on or about the Demised Premises or any part thereof;

      (B) Any use, occupation, condition or operation of the Demised Premises;

      (C) Any act or omission on the part of Tenant or any of its agents, employees, invitees, licensees or subtenants on or within the Demised Premises or any part thereof, or any occurrence on any of the same;

      (D) Any accident, injury (including death) or damage to any third party or property owned by someone other than Tenant and not under the care, custody or control of Tenant occurring in, on or about the Demised Premises or any part thereof;

      (E) Any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease.

      The provisions of this Section 8.02 shall survive the expiration or earlier termination of the Lease.

      Section 8.03. Any policies required to be furnished by Tenant pursuant to this Article VIII will unequivocally provide an undertaking by the insurers to notify Landlord and the mortgagees or ground lessors of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof.

      Section 8.04. All policies of insurance set forth in this Article shall expressly provide that any losses thereunder shall be adjusted with Landlord, Tenant and Landlord's mortgagees. The Tenant will not take out separate insurance concurrent in form or contributing in the event of loss with that required (or which may reasonably be required) pursuant to this paragraph to be furnished by the Tenant unless the Landlord and each of Landlord's mortgagees are included therein as an insured, with all losses payable thereunder as provided above. Any such additional policy shall be subject to Landlord's prior consent and if approved, shall be delivered to Landlord.

                                   ARTICLE IX

                       Repairs and Alterations; Surrender

      Section 9.01. Tenant covenants that throughout the Term, Tenant shall, at its sole cost and expense, take good care of the Demised Premises, and make all necessary repairs and replacements thereto, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, structural and non-structural, needed to keep the same in good order, repair and condition. As used in this Lease, the term "repair" shall include all necessary replacements, renewals, alterations, additions and betterments. Tenant shall keep the Demised Premises and all parts thereof in a clean and sanitary condition and free from trash, flammable material and other objectionable matter. Tenant shall keep the sidewalks, parking areas, and roadways within the Demised Premises clean and free of obstructions, snow and ice. Tenant shall re-pave and re-stripe as required all parking areas and roadways within the Demised Premises. Tenant shall keep, maintain and replace as required all landscaping on the Demised Premises. Tenant shall replace, at Tenant's expense, all glass in and on the Demised Premises, which may become broken after the Commencement Date. Tenant shall also keep in effect a service and maintenance contract with respect to the HVAC unit servicing the Demised Premises and shall be responsible for all repairs and replacements to any such unit(s). Tenant shall redecorate, paint and renovate the Demised Premises as may be necessary to keep them in good appearance, condition and repair. Tenant shall comply with all legal requirements as may now or in the future exist in taking or not taking any action under this Lease.

      Tenant, at its sole cost and expense, shall be responsible for the maintenance, repair and replacement of: (a) all electric, water, sewer and other utility lines serving the Demised Premises and the mains to the points of connection; (b) all structural and non-structural elements of the Buildings and other improvements, including, without limitation, the roof and all roof structures, HVAC system, plumbing, electrical, and other building systems. Tenant shall provide snow removal services for the Demised Premises, including the removal of heavy accumulations of snow from the roof of the Buildings which threaten to cause the roof to collapse, and removal of snow from all sidewalks, driveways and parking areas.

      All repairs or replacements made by Tenant shall be equal or better in quality and class to the original work. Tenant shall quit and surrender the Demised Premises at the end of the Term in as good condition as the reasonable use thereof will permit and in compliance with the requirements stated herein and in a "broom-clean" condition, and shall, by way of example and not by way of limitation, clean and reseal all concrete floors.

      Section 9.02. Landlord covenants and agrees that Landlord shall not make any alterations or additions to the Demised premises without Tenant's consent. Landlord shall not permit any mechanics' or other liens to stand against the Demised Premises for work or materials furnished to landlord. Notwithstanding the foregoing, should Tenant fail to keep the Demised Premises in good condition and repair, Landlord, after notice to Tenant (or without notice in the case of an emergency), may, without being obligated to do so, make the repairs, but nothing herein shall be construed to impose a duty on Landlord to mitigate its damages by undertaking any repair which is Tenant's obligation. Any costs incurred by Landlord in connection with the making of such repairs shall be paid to Landlord promptly after demand and shall be deemed Additional Rent under this Lease.

      Section 9.03. At any time and from time to time, Tenant, at Tenant's cost and expense, may make such non-structural and structural alterations and additions to the Demised Premises as Tenant desires, including the construction of new building(s) on the vacant area included within the Demised Premises, provided that any such alteration and addition shall be of such character and condition as not to diminish the structural integrity of any improvement on the Demised Premises and shall not violate applicable laws. Any such alteration shall not reduce the square footage of the Buildings by more than 5% from that as of the date hereof and shall not enlarge the square footage of the Buildings by more than that allowed by applicable law. Any alterations to the Demised Premises shall be made subject to compliance with all of the following conditions: (i) Tenant shall first obtain all governmental permits and approvals, if any, required therefor; (ii) no alteration of or involving the structural portions, and no alteration, the cost of which would exceed $125,000, of or involving the non-structural portions, of the Buildings shall be undertaken until detailed plans and specifications have first been approved in writing by the Landlord (which approval shall not be unreasonably withheld, delayed or conditioned); (iii) all alterations when completed shall be of such a character as shall not reduce, or otherwise adversely affect, the value, cubic content or structural soundness of the Demised Premises and shall immediately become the property of the Landlord; (iv) all alterations shall be done promptly and in a good and workmanlike manner and in compliance with all governmental laws, ordinances, orders, rules, regulations and requirements, and in accordance with the orders, rules and regulations of the Board of Fire Underwriters or any other body exercising similar functions and having jurisdiction thereof; (v) Tenant, prior to performing any work, shall provide Landlord with evidence that Tenant and each of its contractors and subcontractors have (and will continue to have), at their sole cost and expense, adequate insurance therefor, including statutory worker's compensation insurance (or certificates for contractors indicating worker's compensation insurance is in force) covering all persons employed in connection with the work, builder's risk insurance (including completed operations) and general liability insurance for the mutual benefit of the Tenant, Landlord and Landlord's mortgagees with limits reasonably acceptable to Landlord, at all times when any work is in process in connection with any alteration; (vi) Tenant shall pay all increased taxes and insurance premiums assessed or charged as a result of the alterations; and (vii) Tenant shall post with Landlord a completion bond in form and substance acceptable to Landlord. The Tenant shall not be permitted to do any work on the Demised Premises which would void any portion of any insurance coverage for Landlord's benefit.

      Section 9.04. All alterations, additions and improvements, whether temporary or permanent in character, which may be made upon or to the Demised Premises by Tenant (except furniture or movable trade fixtures installed at the expense of Tenant) shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the expiration or sooner termination of this Lease, without compensation to Tenant.

      Any furniture or movable trade fixtures remaining at the Demised Premises on the next day after the end of the Term shall be conclusively deemed abandoned and may be removed by Landlord and discarded or stored at Tenant's sole risk and expense.

      Section 9.05. On the Termination Date or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense: (1) peaceably surrender the Demised Premises broom-clean, in good order and condition and upon Landlord's request, restored to its original condition as of the Commencement Date; and (2) at its expense remove from the Demised Premises the signage, movable furniture, equipment, machinery, trade fixtures (the personalty which belongs to Tenant and which Tenant may remove shall be referred to as "Tenant's Property"), and any of Tenant's Property not so removed may at Landlord's election and without limiting Landlord's right to compel removal thereof, be deemed abandoned. Any damage to the Demised Premises caused by Tenant in the removal of Tenant's Property shall be repaired by and at Tenant's expense, or if not done by Tenant in a timely manner, may be performed by Landlord and all sums expended by Landlord shall be deemed Additional Rent. Any cost or expense incurred by Landlord in removing Tenant's Property shall be deemed Additional Rent.

                                    ARTICLE X

                                 Management Fee

      Section 10.01. Intentionally omitted.

                                   ARTICLE XI

                            Casualty or Condemnation

      Section 11.01. Tenant shall give prompt written notice to Landlord in the event of any damage, destruction to or condemnation of the Demised Premises.

      Section 11.02. Tenant hereby irrevocably assigns to Landlord any award, compensation or insurance payment to which Tenant may become entitled by reason of Tenant's interest in the Demised Premises (i) if the use, occupancy or title of the Demised Premises or any part thereof, is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain ("Condemnation") or (ii) if the Demised Premises or any part thereof are damaged or destroyed by fire, flood or other casualty ("Casualty"). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called "Compensation." Landlord may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation, and Landlord shall collect any such Compensation. Tenant shall pay all of Landlord's costs and expenses in connection with each such proceeding, action, negotiation, prosecution and adjustment. Tenant shall be entitled to participate in any such proceeding, action, negotiation, prosecution or adjustment. Notwithstanding anything to the contrary contained in this Article XI, if permissible under applicable law, any separate Compensation made to Tenant for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Tenant and which are not part of the Demised Premises, shall be paid directly to and shall be retained by Tenant (unless such Compensation reduces amounts otherwise due to Landlord). All Compensation shall be applied pursuant to this Section 11.02, and all such Compensation (less the expense of collecting such Compensation) is herein called the "Net Proceeds".

      Section 11.03. Substantial Condemnation. If a Condemnation shall, in Tenant's good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Tenant's business, then Tenant shall, not later than thirty
(30) days after such Condemnation, deliver to Landlord (i) notice of its intention to terminate this Lease on the rental payment date immediately after any such Condemnation occurs (the "Condemnation Termination Date"); (ii) a certificate of an authorized officer of Tenant describing the event giving rise to such termination and stating that Tenant has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Tenant's business; and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Tenant is obligated to comply pursuant to this Lease. This Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to the Condemnation Termination Date, upon payment by Tenant of all Basic Rent, Additional Rent and other sums due and payable hereunder to and including the Condemnation Termination Date and the Net Proceeds shall belong to Landlord.

      Section 11.04. Substantial Casualty during the Renewal Term. Intentionally Omitted

      Section 11.05. Less Than Substantial Condemnation or any Casualty. If, after a Condemnation or Casualty, Tenant does not give or does not have the right to give notice of its intention to terminate this Lease as provided in Subsections 11.03 and 11.04, then this Lease shall continue in full force and effect (with no abatement of Basic Rent, Additional Rent or any other sums due under this Lease) and Tenant shall, at its expense, rebuild, replace or repair the Demised Premises in conformity with the requirements of Section IX, and other applicable Sections of this Lease so as to restore the Demised Premises (in the case of Condemnation, as nearly as practicable) to the condition, character and fair market value thereof immediately prior to such Casualty or Condemnation. Prior to any such rebuilding, replacement or repair, Landlord and Tenant shall agree on the maximum cost thereof (the "Restoration Cost"). The Restoration Cost shall be paid first out of Tenant's own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Tenant shall be entitled to receive the Net Proceeds, but only against (i) certificates of Tenant delivered to Landlord from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such work and (ii) such additional documentation as Landlord may reasonably require, including, but not limited to, copies of contracts and subcontracts relating to restoration, architects' certifications, title policy updates and lien waivers or releases. Any Net Proceeds remaining after final payment has been made for such work and after Tenant has been reimbursed for any portions it contributed to the Restoration Cost shall be retained by Landlord. In the event of any temporary Condemnation, this Lease shall remain in full effect and Tenant shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration or termination of the Term shall be paid to Landlord. If the cost of any rebuilding, replacement or repair required to be made by Tenant pursuant to this subsection 11.05 shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Tenant.

                                   ARTICLE XII

                                     Reserve

      Section 12.01. In addition to any Basic Rent, Additional Rent and any other sums due under this Lease, Tenant shall pay to Landlord, concurrently with each payment of Basic Rent, a monthly installment for Annual Replacement Reserve Costs (as defined below and referred to herein as the "Reserve"). "Annual Replacement Reserve Costs" is hereby defined as the estimated annual replacement reserve for repair and replacement to the structure of the Buildings and replacement of the roof of the Buildings. The annual Reserve shall be 12.5 cents ($0.125) per sq.ft. per annum and each monthly installment shall be one twelfth (1/12th) of such amount. The Reserve shall be held by the Landlord, in escrow, and the following shall apply:

      i) Tenant acknowledges and agrees that the Reserve may be pledged to Landlord's mortgagee(s);

      ii) The Reserve shall be kept in a non-interest bearing account unless Landlord is required by law to pay interest in which event the Reserve shall be placed in an interest bearing account under Tenant's tax identification number and interest earned thereon shall be taxed to the Tenant;

      iii) So long as no default has occurred under this Lease and is continuing, any amount remaining in the Reserve at the termination of the Lease, including any permitted Renewal Term, shall be returned to the Tenant; and

      iv) Landlord's right to possession of the Demised Property for non-payment of Basic Rent, or for any other reason, shall not in any event be affected by reason of the Landlord's holding the Reserve.

      Section 12.02. So long as there is no default has occurred under this Lease and is continuing, Tenant shall have the option, but not the obligation, to utilize the Reserve for structural repairs or replacements to the Buildings and for the replacement of the roof(s) of the Building(s). Tenant shall access the Reserve and conduct any permitted repairs or replacements subject to the requirements of and in the same manner as set forth in Section 11.03 above except that any remaining proceeds shall remain in the Reserve.

The foregoing is in addition to, and not in lieu of, Tenant's continuing obligation to be responsible for all structural and roof repairs and replacement.

                                  ARTICLE XIII

                Compliance With Laws, Etc.; Environmental Matters

      Section 13.01. Tenant shall not do or permit anything to be done in the Demised Premises which shall constitute a public nuisance or which will conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof or which will conflict with or violate any governmental law, regulation, ordinance or code.

      Section 13.02. Tenant shall, at its own expense, obtain all necessary environmental and operating permits and comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of any Federal, State, Municipal or other public authority affecting the Demised Premises and with all requirements of the Fire Insurance Exchange or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Demised Premises including, but not limited to laws, ordinances, orders, rules and regulations which apply to the interior or exterior of the Demised Premises, the structural or nonstructural parts thereof, and to make all improvements and repairs required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen.

      Section 13.03. Tenant acknowledges and agrees to comply with all applicable municipal, county, State, and Federal laws, rules and regulations now or hereafter enacted or amended (collectively, "Laws") with respect to its use of the Demised Premises. Tenant acknowledges that it has reviewed the documents listed as exceptions 7, 8, 9 and 10 as set forth on Schedule B-II of that certain Title Commitment issued by First American Title Insurance Company of New York (Title Number 3008-147496 with an effective date of May 9, 2006) naming Net Lease Advisor's, LLC as "Purchaser". Tenant shall comply with the requirements of such documents and shall take any and all required actions or inactions necessary to comply with and maintain compliance with such requirements.

      Section 13.04. Environmental Compliance.

(a)   For purposes of this Lease

      (i) the term "Environmental Laws" shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable federal, state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation of the environment or the regulation or control of toxic or hazardous substances or materials; and

      (ii) the term "Regulated Substance" shall mean and include any, each and all substances or materials now or hereafter, regulated pursuant to any Environmental Law, including but not limited to any such substance or material now or hereafter defined as or deemed to be a "regulated substance", "pesticide", "hazardous substance" or "hazardous waste" under any Environmental Law, or included in any similar or like classification or categorization, thereunder.

(b)   Tenant shall

      (i) not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Demised Premises or to otherwise adversely affect the Demised Premises;

      (ii) contain at or remove from the Demised Premises, or perform any other necessary or desirable remedial action regarding, any Regulated Substance in any way affecting the Demised Premises if, as and when such containment, removal or other remedial action is required under any Environmental Law and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way affecting the Demised Premises in compliance with all Laws, and shall arrange for periodic environmental tests to be conducted at the Demised Premises by qualified companies specializing in environmental matters and reasonably satisfactory to Landlord in order to ascertain compliance with all Laws and the requirements of this Lease, all of the foregoing to be at Tenant's sole cost and expense. Further, Tenant shall, upon the request of Landlord, provide Landlord with a bond or letter of credit, in form and substance satisfactory to Landlord, in an amount sufficient to cover the aggregate of the foregoing costs;

      (iii) provide Landlord with written notice (and a copy as may be applicable) of any of the following within five (5) days thereof:
            (A) Tenant's obtaining knowledge or notice of any kind of the presence, or any actual or threatened release, of any Regulated Substance in any way affecting the Demised Premises; (B) Tenant's receipt or submission, or Tenant's obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasigovernmental authority regarding any Regulated Substance in any way affecting the Demised Premises; or (c) Tenant's obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasigovernmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way affecting the Demised Premises, or of the filing or recording of any lien on the Demised Premises or any portion thereof in connection with any such action or Regulated Substance in any way affecting the Demised Premises; and

      (iv) in addition to the requirements of this Section 13.04 hereof, defend all actions against Landlord and its members, officers, employees, agents and lenders (the "Indemnified Parties") and pay, protect, indemnify and save harmless the Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating, directly or indirectly, to any Environmental Laws, Regulated Substance or other environmental matters. Tenant shall comply with all Environmental Laws in existence now or in the future and, if some action(s) or inaction(s) is required pursuant to any such future Environmental Laws, Tenant shall take such action(s) or inaction(s) and shall fully comply with such Environmental Laws at its sole cost and expense. The indemnity and the compliance obligation of Tenant contained in this Section 13.04 shall survive the expiration or earlier termination of this Lease.

      (v) Notwithstanding anything to the contrary in this Section 13.04, Landlord hereby acknowledges that Tenant uses certain Regulated Substances, and may use other Regulated Substances in the future, and that such use of Regulated Substances in connection with the operation of its business on the Demised Premises shall not be deem a violation of this Lease, as long as such use complies with applicable Environmental Laws.

      Section 13.05. Tenant shall immediately provide the Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to the Tenant's compliance and the requirements of the New York Department of Environmental Protection ("DEP") with respect to any Environmental Law as they are issued or received by the Tenant.

      Section 13.06. Tenant covenants to indemnify, defend and hold Landlord and each mortgagee of the Demised Premises harmless from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including, without limitation, the fees and expenses of counsel and consultants and expenses incurred by Landlord as the result of the filing of a lien against the Demised Premises by any governmental agency or authority) which may be incurred by Landlord or any such mortgagee or threatened against Landlord or such mortgagee, relating to or arising out of any breach by Tenant of the undertakings set forth in this Lease, or the release of any Hazardous Substances in, on, about, above or under the Demised Premises occurring as a result of Tenant's activities on and occupancy of the Demised Premises.

      Section 13.07. Intentionally omitted.

      Section 13.08. On or before the Commencement Date, Tenant, at its sole cost and expense, shall provide Landlord with an environmental insurance policy issued by AIG or similar insurance carrier specializing in environmental insurance policies, as required by Landlord, including, without limitation, a so-called "Cost-Cap Environmental Policy" and/or a so-called "Pollution Coverage Legal Liability Policy" (collectively, the "Environmental Insurance"). The Environmental Insurance shall name Landlord (and its mortgagee, if so required) as the insured and loss payee. The amounts, coverage and insurance company issuing the Environmental Insurance must be acceptable to Landlord in all respects. Tenant shall maintain the Environmental Insurance for the benefit of Landlord and its mortgagee throughout the 20 Year Term in the amount of $5,000,000.

      Section 13.09. In the event of Tenant's failure to comply in full with the provisions of this Article XIII, Landlord may at its option, but without any obligation to do so, perform any or all of Tenant's obligations and all costs and expenses incurred by Landlord in exercise of such rights shall be deemed to be Additional Rent payable to Landlord upon demand.

      Section 13.10. The undertakings and indemnities of this Article XIII shall survive the termination or sooner expiration of the Lease and surrender of the Demised Premises and shall also survive sale, or lease or assignment of the Demised Premises by Landlord.

      Section 13.11. The undertakings of Tenant contained in this Section shall not require Tenant to remove those Hazardous Substances referred to in the Environmental Report annexed hereto as Exhibit C unless and until (i) Tenant shall remove the Building which lies above such material or (ii) a governing agency shall order Tenant to do so, provided that Tenant shall not be required to comply with such order so long as it is contesting the same in a manner which prevents the imposition of any penalty or fine or, in such event, Tenant provides a bond in an amount sufficient to satisfy any penalty or fine to which landlord or the Demised Premises may be subjected.

      Section 13.12. The Tenant shall, at least once every Lease Year, drain the storm drain located between the buildings located on the property known as 1460 North Fifth Avenue and 1479 North Clinton Avenue.

                                   ARTICLE XIV

                      Subordination & Estoppel Certificate

      Section 14.01. This Lease is and shall be automatically subject and subordinate to all present and future ground leases and mortgages of Landlord affecting the Demised Premises (including all modifications, extensions and renewals thereof) without the need for further documentation or instrumentation to effectuate such subordination, provided that as a condition of such subordination the holder of such ground lease or mortgage provides Tenant a Non-Disturbance Agreement in form and substance reasonably satisfactory to Tenant and such mortgagee or ground lessor. However, if requested by Landlord and subject to Tenant's receipt of the aforesaid Non-Disturbance Agreement, Tenant shall execute any instrument which reasonably may be requested by Landlord to confirm the subordination of this Lease to any such ground lease or mortgage. Landlord may assign this Lease to any such mortgagee in connection with any such lien, and subject to Tenant's receipt of the aforesaid Non-Disturbance Agreement Tenant shall execute any instrument which may be necessary or desirable by Landlord or the holder of said lien in connection with said assignment.

      Section 14.02. Tenant agrees, within ten (10) days of Landlord's written request, to certify by written instrument duly executed and acknowledged to any mortgagee, ground lessee or purchaser, or any proposed mortgagee, ground lessee or purchaser, that this Lease is in full force and effect, or if not, in what respect it is not, that this Lease has not been modified, or the extent to which it has been modified, that there are no existing defaults hereunder to the best of the knowledge of the party so certifying, or specifying the defaults, if any, and any other information which Landlord shall reasonably require.

      Section 14.03. Tenant shall not seek to enforce any remedy it may have under this Lease for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's mortgagee whose address has been provided to Tenant and affording Landlord's mortgagee a reasonable opportunity to perform Landlord's obligations under this Lease.

                                   ARTICLE XV

                               Defaults & Remedies

      Section 15.01. The occurrence of any one or more of the following acts or occurrences shall be referred to as a default or as an "Event of Default" under this Lease:

      (A) If Tenant shall fail to make any payment of Basic Rent or pay Additional Rent or any other amount due under this Lease as and when the same shall become due and payable; or

      (B) If Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by Tenant (other than any default curable by payment of money), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; or where such default reasonably cannot be cured within such thirty (30) days, if Tenant shall not have commenced the curing thereof within such period of time and shall not be proceeding with reasonable diligence to cure it, provided, however, that such default must be cured within ninety (90) days after commencement of the curing thereof; or

      (C) If Tenant or any guarantor of this Lease shall make an assignment for the benefit of creditors or file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant or any guarantor of this Lease or of all or any substantial part of its properties or of all or any part of the Demised Premises; or

      (D) If, within thirty (30) days after the filing of an involuntary petition in bankruptcy against Tenant or any guarantor of this Lease, or the commencement of any proceeding against Tenant or such guarantor seeking any reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment (with or without the consent or acquiescence of Tenant or such guarantor), of any trustee, receiver or liquidator of Tenant or such guarantor, or of all or any part of the Demised Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall have been vacated, or if, within thirty (30) days after the taking possession, without the consent or acquiescence of Tenant or such guarantor, of the property of Tenant, or of such guarantor by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of Tenant or such guarantor, such taking shall not have been vacated or stayed on appeal or otherwise; or

      (E) If the Demised Premises shall be abandoned, unoccupied or vacated by Tenant; or

      (F) If Tenant liquidates, ceases to exist or sells all or a substantial portion of its assets; or

      (G) Intentionally omitted.

      (H) If any representation or warranty made by Tenant or any guarantor of this Lease that is set forth herein or in any contract, notice, certificate, estoppel or request proves to be incorrect in any respect; or

      (I) If a final judgment of more than $1,000,000 or any amount which creates a default under any material debt of Tenant or any guarantor occurs and is not discharged or bonded within thirty (30) days of such occurrence.

      Section 15.02. Following the occurrence of an Event of Default, Landlord, in addition to any and all rights and remedies it may have at law and equity, may at its option exercise any one or more of the following remedies:

      (a) Landlord may give Tenant a notice (the "Eviction Notice") of its intention to terminate this Lease specifying a date not less than five (5) days thereafter, upon which date this Lease, the term and estate hereto granted and all rights of Tenant hereunder shall expire and terminate. Notwithstanding the foregoing: (i) Tenant shall remain liable for damages as hereinafter set forth, and (ii) Landlord may institute dispossession proceedings for non-payment of rent, or other proceedings to enforce the payment of rent without giving the Eviction Notice. Upon any such eviction or expiration of this Lease, Tenant shall peaceably quit and surrender the Demised Premises to Landlord, and Landlord may without further notice enter upon. re-enter, possess and repossess itself thereof, by summary proceedings, ejectment or otherwise and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same as heretofore provided. However, so long as Tenant is not in default in the payment of Basic Rent or Additional Rent or in the performance of any other terms, covenants and conditions of this Lease beyond the expiration of relevant cure periods, Landlord shall not terminate this Lease.

      (b) Landlord may, at Landlord's sole option (without imposing any duty upon Landlord to do so), and Tenant hereby authorizes and empowers Landlord to:
(i) re-enter the Demised Premises as Tenant's agent or for any occupant of the Demised Premises under Tenant, or for its own account or otherwise, (ii) relet the same for any term, (iii) restore the Demised Premises to the condition in which it was required to be surrendered by Tenant under this Lease, and (iv) receive and apply the rent so received to pay all reasonable fees and expenses incurred by Landlord, directly or indirectly, as a result of Tenant's default, including, without limitation, any reasonable legal fees and expenses arising therefrom, the reasonable cost of re-entry, repair and reletting and the payment of the rent and other charges due hereunder. No entry, re-entry or reletting by Landlord, whether by summary proceedings, termination or otherwise, shall discharge Tenant from any of its liability to Landlord as set forth in this Lease, and in no event shall Tenant be entitled to or receive any benefit or credit from any rental in excess of the rent reserved under this Lease which results from a reletting of the Demised Premises after Tenant's default;

      (c) Regardless of whether Landlord relets the Demised Premises, or enters or re-enters the same, whether by summary proceedings, termination or otherwise, Tenant shall pay Landlord, and be liable to Landlord for the full amount of all Basic Rent, Additional Rent, and all other charges then due or thereafter to become due to Landlord hereunder less any sums collected by Landlord during the remaining term of this Lease, such amount shall be paid by Tenant to Landlord on the days originally fixed herein for payment thereof. Landlord may apply any or all sums held by Landlord as a security deposit pursuant to Article XXIII toward all sums due by Tenant for Basic Rent, Additional Rent or any other obligations of Tenant;

      (d) If Tenant shall fail to pay any Taxes or make any other payment required to be made under this Lease, or shall default in the performance of any covenant, agreement, term, provision or condition herein contained, Landlord may, without being under any obligation to do so, and without thereby waiving such default, make such payment and/or remedy such default for the account and at the sole expense of Tenant. Tenant shall pay to Landlord, on demand, the amount of all sums so paid and all expenses so incurred by Landlord, together with interest, at the rate set forth in subparagraph 15.02(e) below, on such sums and expenses from the date incurred until payment in full;

      (e) Interest on any sums due to Landlord from Tenant under this Lease shall accrue from the date such sums became due and payable at the lesser of:
(a) the highest permitted rate by law, and (b) eighteen percent (18%) per annum. Landlord, at its option, shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from Tenant (in lieu of all other claims for damages on account of such termination) as and for liquidated damages an amount equal to the excess of all Basic Rent and Additional Rent reserved hereunder for the unexpired portion of the Term of this Lease discounted at the rate of three (3%) percent per annum to the then present worth, over the fair rental value of the Demised Premises at the time of termination for such unexpired portion of the Term (the rent received on a reletting shall be conclusively accepted as the fair rental value). Additionally, Tenant agrees to pay, as Additional Rent, all reasonable attorney's fees and other expenses incurred by Landlord in enforcing any of the obligations under this Lease, including but not limited to the payment of any rental obligations hereunder. This covenant shall survive the expiration or sooner termination of this Lease.

      (f) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

      Section 15.03. All remedies of Landlord set forth herein, and all remedies of Landlord at law and in equity, may be exercised from time to time in such order and in such combination as Landlord elects.

      Section 15.04. Tenant hereby waives all right of redemption or re-entry or re-possession to which Tenant or any person under it may be entitled by any law now or hereafter in force. In addition, in the event of an Event of Default which results in the Landlord recovering possession of the Demised Premises, Landlord shall be under no duty to mitigate Tenant's damages as provided for in this Article XV unless such mitigation is required by applicable law. Landlord's remedies hereunder are in addition to any remedy allowed by law.

      Section 15.05. In the event of any breach or threatened breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary dispossession proceedings, and other remedies were not provided for in this Lease. During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all money payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Demised Premises. In such event, Tenant waives its right in such proceedings to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.

      Section 15.06. No failure by Landlord to insist upon the strict performance of any covenant, agreement or term or condition of this Lease, or to exercise any right or remedy upon default, and no acceptance of full or partial Basic Rent, Additional Rent or any other sum due under this Lease during the continuance of any such default shall constitute a waiver of such default or of any covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease, or any breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord.

      Section 15.07. In the event of any breach or threatened breach by Tenant of any of the terms or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity.

                                   ARTICLE XVI

                            Assignment and Subletting

      Section 16.01. Unless a default shall have occurred hereunder and be continuing, Tenant may, for its own account, assign this Lease or sublet all or any part of the Demised Premises for the Term of this Lease subject to the approval of Landlord which approval shall not be unreasonably withheld, delayed or conditioned. Each such assignment or sublease shall expressly be made subject to the provisions hereof. No such assignment or sublease shall modify or limit any right or power of Landlord hereunder or affect or reduce any obligation of Tenant hereunder and all such obligations shall be those of Tenant and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Tenant named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by law or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of the Tenant named herein (which consent shall not be unreasonably withheld or delayed), such modification or amendment shall be ineffective as against the Tenant named herein to the extent, and only to the extent, that the same shall materially increase the obligations of the Tenant, it being expressly agreed that (even if any such modification or amendment shall materially increase the likelihood of a default by Tenant under this Lease) the Tenant named herein shall remain liable to the full extent of this Lease as if such modification had not been made. Neither this Lease nor the Term hereby demised shall be mortgaged by Tenant, nor shall Tenant mortgage or pledge its interest in any sublease of the Demised Premises or the rentals payable thereunder. Any such mortgage or pledge, any sublease made otherwise than as expressly permitted by this Section 16.01 and any assignment of Tenant's interest hereunder made otherwise than as expressly permitted by this Section 16.01 shall be void. Tenant shall, within twenty (20) days after the execution of any assignment or sublease, deliver a conformed copy thereof to Landlord.

      Section 16.02 Related Parties. At any time and from time to time Tenant's interest under this Lease may be assigned and re-assigned without Landlord's consent to a corporation or other entity which is a parent, subsidiary or affiliate of Tenant or to a corporation or other entity resulting from any consolidation, reorganization, or merger with Tenant, or any ot its parent or subsidiary entities. For purposes of this paragraph, an affiliate of Tenant shall mean any entity which directly or indirectly controls or is controlled by Tenant or Guarantor.

      Section 16.03. Tenant agrees that it shall not be unreasonable for Landlord to withhold its consent to a proposed sublease or assignment if:

            I. The proposed assignee refuses to provide Landlord with financial statements covering a period of at least 12 months ending no earlier than six months and no later than three months prior to the as of which they are provided to Landlord or as of the effective date of the proposed assignment, the Proposed Assignee shall have a financial standing substantially inferior to the financial standing of Tenant as of the Commencement Date;

            II. The Proposed Assignee shall not agree in writing to assume all of the obligations of Tenant under this Lease from and after the date of the assignment;

            III. The term of any such assignment or sublease shall be less than five (5) years or the balance of the term of this Lease, if less;

            IV. Tenant or the Proposed Assignee shall fail to pay to Landlord a processing fee of Two Thousand Five Hundred and 00/100 ($2,500.00) Dollars in connection with the proposed sublet or assignment of this Lease;

            V. Tenant shall fail to furnish Landlord with a true and correct copy of the sublease or assignment and assumption not less than thirty (30) days prior to execution for Landlord's review and approval (such approval not to be unreasonably withheld) and a fully executed counterpart of the sublease or assignment and assumption of this Lease, as applicable, within ten (10) days after the date of the execution of same;

            VI. Tenant shall refuse to pay to Landlord fifty (50%) percent of any sums (including without limitation Basic Rent and Additional Rent) received by Tenant, as and when received, in excess of the Rent payable by Tenant to Landlord as Rent under this Lease.

            VII. The Proposed Assignee is not solvent or is generally held in disrepute.

Section 16.04 Limits on Assignees

Notwithstanding anything to the contrary contained in this Lease, Tenant shall not., without the prior written consent (which consent, to be effective must expressly state the Landlord is aware that the subject assignee or subtenant, as the case may be, is a tax-exempt entity) of Landlord in each instance (which Landlord may grant or withhold in its sole discretion), assign all or any part of its interest in this Lease or sublet all or any part of the Demised Premises, or in any other manner grant any right to use, occupy or otherwise "lease" (within the meaning of Internal Revenue Code of 1986, Section 168(h), as amended

("Section 168(h)")) all or any part of the Demised Premises, to any "tax-exempt entity", as defined in Section 168(h), to the extent that the aggregate portion of the Premises sublet, assigned, used, occupied or "leased" by all such tax-exempt entities shall be more than thirty-five (35%) percent of the Demised Premises. Tenant agrees that any assignment of lease or subletting made in violation of the foregoing sentence will be deemed initially void, and Tenant acknowledges that, notwithstanding such voiding, Landlord may incur damages as a result of such violations and Tenant agrees to indemnify Landlord from any such damages

Section 16.05. Transfer or Pledge by Landlord

Landlord shall be free to transfer its fee interest in the Demised Premises or any part thereof or interest therein, subject, however, to the terms of this Lease and the assumption of such terms by the proposed assignee. Any such transfer shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer. Landlord shall be free to pledge or mortgage its interest in the Demised Premises and this Lease. Tenant agrees to make such reasonable modifications to this Lease as may be requested by Landlord's mortgagee(s), if any, provided that such modifications do not materially increase Tenant's obligations or increase the rent due hereunder

      Section 16.06. If Tenant is an entity other than an entity that files periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and whose stock is publicly traded, the provisions of this Article XVI shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant as if such transfer of stock (or other mechanism) resulting in a change of control of Tenant were an assignment of this Lease, and if Tenant is a limited liability company, partnership, limited partnership, joint venture or other entity other than an entity that files periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and whose interests are publicly traded, such provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the entity or distributions of profits and losses of such partnership, limited partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such an entity, partnership or joint venture as if such transfer of an interest in the distributions of profits and losses of such entity, partnership or joint venture which results in a change of control of such entity, partnership or joint venture were an assignment of this Lease.

      Section 16.07. Tenant shall have no claim, and hereby waives the right to any claim, against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent to Tenant's request for a proposed subletting or assignment.

      Section 16.08. Any assignment or subletting that is not made in compliance with the provisions of this Article XVI shall be void, and at Landlord's option, shall constitute an Event of Default under this Lease. The provisions of this
Article XVI do not and shall not be construed to create any rights in favor of any third parties.

                                  ARTICLE XVII

                                     Notices

      Section 17.01. All notices, demands, consents, approvals, requests and instruments or documents by this Lease required or permitted to be given to or served upon Landlord or Tenant shall be in writing. Any such notice, demand, consent, approval, request, instrument or document shall be sufficiently given or served only if delivered personally or if sent by a recognized overnight courier service or if sent by certified or registered mail, postage prepaid, addressed at the address set forth below, or at such other address as it shall designate by notice, as follows:

         If to Landlord:     STNLA-SPVEF Bay Shore, LLC
                             Single-Tenant Financial Corp
                             11730 Berry Drive
                             Cooper City, FL 33026
                             Att:  David Piasecki

         With Copy to:       Lawrence A. Saichek, Esq.
                             601 Brickell Key Drive, Suite 505,
                             Miami, Florida 33131
                             Laslaw18@aol.com

         If to Tenant:       Air Industries Machining, Corp.
                             1479 North Clinton Avenue
                             Bay Shore, New York 11706
                             Attention:  Michael A. Gales, Executive Chairman

         With Copy to:       Eaton & Van Winkle LLP
                             3 Park Avenue, 16th Floor,
                             New York, New York 10016
                             Attention: Vincent J. McGill, Esq.

      Any notice so sent shall be deemed delivered one (1) business day after delivery to the overnight courier or five (5) business days after deposit in the U.S. mail. The addresses and names of the parties to whom notices are to be sent may be changed by the giving of a notice as provided in this Section 17.01.

                                  ARTICLE XVIII

                                  Holding Over

      Section 18.01. If Tenant shall remain in the Demised Premises after the expiration of the Term without having executed and delivered a new lease with Landlord, such holding over shall not constitute a renewal or extension of this Lease. Landlord may, at its option, elect to treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all the remedies against Tenant provided by law and in equity in that situation, or Landlord may elect, at its option, to construe such holding over as a tenancy from month to month made at the sufferance of Landlord, subject to all the terms and conditions of this Lease, except: (a) as to duration thereof; and (b) that the Basic Rent shall be at a monthly rate equal to two hundred (200%) percent of the Basic Rent payable in the month immediately prior to the expiration of the Term (or renewal thereof). The time limitations described in this Article XVIII shall not be subject to extension for Force Majeure.

                                   ARTICLE XIX

                                      Liens

      Section 19.01. Tenant shall not do any act, or make any contract, which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord or any ground or underlying lessor in any portion of the Building, the Land, or the Demised Premises. If, because of any act or omission (or alleged act or omission) of Tenant, any notice of intention, mechanic's or other lien (collectively, a "Lien"), charge or order for the payment of money or other encumbrance shall be filed against Landlord and/or any ground or underlying lessor and/or any portion of the Demised Premises (whether or not such lien, charge, order, or encumbrance is valid or enforceable as such), Tenant shall, at its own cost and expense, cause same to be discharged of record or bonded within fifteen (15) days after the filing thereof; and Tenant shall indemnify, defend and save harmless Landlord and all ground and underlying lessor(s) against and from all costs, liabilities, suits, penalties, claims, and demands, including counsel fees, resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the right (but not the obligation) to discharge or bond any such lien, charge, order, or encumbrance, and Tenant agrees to reimburse Landlord for all costs, expenses and other sums of money in connection therewith with interest at the maximum rate permitted by law promptly upon demand, and all such sums shall be Additional Rent.

      Section 19.02. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to the Building or any other portion of the Demised Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they must look exclusively to Tenant and not to any mechanic's or other lien on the Demised Premises to obtain payment for same.

                                   ARTICLE XX

                                   Bankruptcy

      Section 20.01. If, as a matter of law, Landlord has no right on the bankruptcy of Tenant to terminate this Lease, then, if Tenant, as debtor, or its trustee wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant's part on the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee or assignee, must also furnish adequate assurances of future performance under this Lease (as defined in the Bankruptcy Code (as hereinafter defined). In the case of an assignee, Tenant or its trustee shall assure Landlord that the assignee is financially capable of assuming this Lease, and that its use of the Demised Premises will not be detrimental to Landlord. In a reorganization under Chapter 11 of 11 U.S.C. ss. 101 et seq. (the "Bankruptcy Code"), the debtor or trustee must assume this Lease or assign it within sixty (60) days from the filing of the proceedings, or it shall be deemed to have rejected and terminated this Lease.

      Section 20.02. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on or after the date of the assignment and shall on demand execute and deliver to Landlord an instrument confirming the assumption.

                                   ARTICLE XXI

                     Inspection, For Sale and For Rent Signs

      Section 21.01. Landlord, or its agents, shall have the right to enter the Demised Premises at reasonable hours and by providing Tenant with no less than one (1) business day's notice (except that no notice shall be required in an emergency) to examine the same, or to exhibit the Demised Premises to prospective purchasers and lenders and to place upon the Demised Premises a suitable "For Sale" sign. For twelve (12) months prior to the expiration of the Term, Landlord, or its agents, may exhibit the Demised Premises to prospective tenants and may place the usual "For Rent" signs thereon.

                                  ARTICLE XXII

                                      Signs

      Section 22.01. Tenant shall not affix or place any sign, advertisement or notice upon any part of the Demised Premises, except in conformity with all applicable governmental ordinances and regulations and provided Tenant shall apply for and receive all necessary governmental approvals required for erection and maintenance of the sign; and no later than the last day of the Term, Tenant shall, at Tenant's expense, remove the sign and repair all damage done by or in connection with the installation or removal of the sign.

                                  ARTICLE XXIII

                     Advanced Rent, Security and Late Charge

      Section 23.01. On or before the Commencement Date, Tenant shall deposit with Landlord, as security for the payment of the Rent due hereunder and the full and faithful performance by Tenant of the covenants and conditions on the part of Tenant to be performed under this Lease, an irrevocable, unconditional, transferable "evergreen" commercial letter of credit issued by an S&P "A" rated commercial bank approved in advance by Landlord and otherwise acceptable in all respects to Landlord, in its sole and absolute discretion (the "Letter of Credit"). The initial amount of the Letter of Credit shall be the sum of One Hundred Twenty Seven Thousand Five hundred and 00/100 ($127,500) Dollars. The Letter of Credit shall have an initial expiration date of not less than one (1) year from the Commencement Date and shall provide for the automatic extension of its expiration date for successive one (1) year periods throughout the Term, unless Landlord is given written notice to the contrary by the issuing bank not less than sixty (60) days prior to the expiration of the Letter of Credit. Not less than thirty (30) days prior to the expiration of the Letter of Credit, or at any time following notice by the issuing bank that it will not renew the Letter of Credit, Tenant shall provide a substitute letter of credit conforming in all respects to the requirements of this Section 23.01. In the event: (i) of any default by Tenant under this Lease; or (ii) that Tenant has failed to provide a substitute letter of credit as required by this Section 23.01, Landlord is hereby authorized to draw upon the Letter of Credit, and shall have the right to retain the cash proceeds of the Letter of Credit, or so much thereof as shall remain after curing any default. In such case, Tenant shall immediately provide Landlord with a substitute letter of credit in the amount equal to the aggregate of twelve (12) monthly payments of the then-current Basic Rent.

      Section 23.02. Intentionally deleted

      Section 23.03. The original Letter of Credit (less any portions thereof used, applied or retained by Landlord in accordance with this Article 23) shall be returned to Tenant after the expiration of the Term, provided that Tenant has fully and faithfully performed all such covenants and conditions of this Lease, is not in arrears in Rent and has vacated the Demised Premises. In the event of a sale, pledge, transfer or encumbrance of the Demised Premises subject to this Lease, Landlord shall have the right to transfer the Letter of Credit to a purchaser or lender, as applicable, and Landlord shall be considered released by Tenant from all liability for the return of the Letter of Credit. All costs incurred in connection with the transfer of the Letter of Credit shall be paid by Tenant. Tenant agrees to look solely to the new owner for the return of the Letter of Credit, and it is agreed that this shall apply to every transfer or assignment made of the Letter of Credit to the new landlord.

      Section 23.04. In the event of the insolvency of Tenant or in the event of the entry of a judgment in bankruptcy in any court against Tenant which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Tenant under any chapter of the bankruptcy or insolvency laws of any state or the United States of America, then and in such event Landlord may require Tenant to deposit additional security in such amount as may be necessary to adequately assure Tenant's performance of all of its obligations under this Lease, including all payments subsequently accruing. Failure of Tenant to deposit the additional security required by this section within ten
(10) days after Landlord's written demand shall constitute a default by Tenant under this Lease.

      Section 23.05. Simultaneously with the execution of this Lease, the Tenant has delivered to Landlord the sum of $45,000.00 as Basic Rent for the first month of Tenant's rental obligation.

      Section 23.06. Tenant shall pay a "Late Charge" of eight (8%) percent of any installment of Basic Rent or Additional Rent received by Landlord more than five (5) days after the due date thereof. Landlord and Tenant stipulate and agree that this Late Charge is a reasonable amount to be charged to Tenant for the purpose of offsetting Landlord's costs and other charges incurred by Landlord as a result of Tenant's failure (including, but not limited to, Landlord's cost of collection efforts) which are incapable of precise definition at this time. The assessment and/or collection of any of the foregoing charges shall not in any way be construed or deemed to be a waiver or a continuing waiver of any of the terms, provisions, covenants, and conditions of this Lease or any of Landlord's rights hereunder or under applicable law nor shall it be construed as a cure for any non-payment under this Lease. Tenant shall pay any such Late Charge on demand.

                                  ARTICLE XXIV

                              Financial Statements

      Section 24.01. Lessee shall deliver to Lessor within thirty (30) days (except as set forth below) of filing, sending, delivering to lenders or otherwise making available, copies of all financial statements and copies of all documents filed with the Securities and Exchange Commission ("SEC"), (including without limitation all 8-K, 10-K and 10-Q reports, and notices and proxy statements sent by Lessee to its stockholders); provided, however, that if such statements and reports do not include the following information, Lessee will deliver to Lessor the following:

            (i) within seven (7) days after filing with the SEC but in no event more than one hundred twenty (120) days after the end of each fiscal year of Lessee, (1) a balance sheet of Lessee and its consolidated subsidiaries as of the end of such year, (2) a statement of profits and losses of Lessee and its consolidated subsidiaries for such year, and (3) a statement of cash flows of Lessee and its consolidated subsidiaries for such year, setting forth in each of (1), (2), and (3) above, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Lessee, and within sixty (60) days after the end of each fiscal quarter of Lessee a balance sheet of Lessee and its consolidated subsidiaries as of the end of such quarter and statements of profits and losses of Lessee and its consolidated subsidiaries for such quarter setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and complying with the requirements for Form 10-Q quarterly reports pursuant to the Securities Exchange Act of 1934, and certified by the chief financial officer of Lessee; all of the foregoing financial statements being prepared in accordance with generally accepted accounting principles, consistently applied; and

            (ii) Within ninety (90) days after the end of Tenant's fiscal year or at any time upon the request of Landlord or Landlord's lender(s), such financial statements and information (including, without limitation, copies of public reports filed by Lessee or financial statements and information delivered by Lessee to its shareholders or lenders, and if Lessee is part of a consolidated group, its financial statement consolidating entries in reasonable detail) regarding the business affairs and financial condition of Lessee as Lessor may request.

                                   ARTICLE XXV

                              Intentionally deleted

                                  ARTICLE XXVI

                        Memorandum of Lease for Recording

      Section 26.01. Intentionally omitted.

                                  ARTICLE XXVII

                Waiver of Jury Trial/Non-Mandatory Counterclaims

      Section 27.01. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE LANDLORD OR THE TENANT AGAINST THE OTHER IN ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE TENANT'S USE OR OCCUPANCY OF THE DEMISED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

                                 ARTICLE XXVIII

                                 Landlord's Lien

      Section 28.01. Landlord shall have a lien and security interest, in addition to statutory liens of Landlord now or hereafter in effect, on all personal property and equipment of Tenant; provided, however, the Landlord agrees that the lien and security granted herein shall be subordinate to any and all liens on such personal property and equipment held by Tenant's institutional lender, whether existing prior to the Initial Commencement Date and/or hereinafter created or granted by Tenant, and shall be further limited to two
(2) times the Basic Rent.

                                  ARTICLE XXIX

                Limitation of Liability; Definition of "Landlord"

      Section 29.01. Notwithstanding anything to the contrary provided in this Lease, each and every term, covenant, condition and provision of this Lease, is hereby made specifically subject to the provisions of this Article XXIX. The term "Landlord" as used in this Lease means only the owner or lessor for the time being of the Demised Premises so that in the event of any conveyance of such interest (and the transfer to the transferee of any funds then being held under this Lease by such owner), the assigning Landlord shall be and hereby is entirely freed and relieved of any and all obligations of Landlord hereunder thereafter accruing, and it shall be deemed without further agreement between the parties and such grantee(s) that the grantee has assumed and agreed to observe and perform all future obligations of Landlord hereunder. It is specifically understood and agreed that notwithstanding anything to the contrary herein provided or otherwise provided at law or in equity, there shall be absolutely no personal liability to the Landlord in excess of its interest in the Demised Premises (whether the same be an individual, joint venture, limited liability company, tenancy in common, firm or partnership, general, limited or otherwise) or on the part of the members of any firm, limited liability company, partnership or joint venture or other unincorporated Landlord with respect to any of the terms, covenants and/or conditions of this Lease. In the event of a breach or default by Landlord or any of its obligations under this Lease, Tenant shall look solely to the interest in the Demised Premises of the then Landlord for the satisfaction of each and every remedy of Tenant, such exculpation of personal and additional liability which is in excess of such interest in the Demised Premises to be absolute and without any exception whatsoever.

                                   ARTICLE XXX

                                   Definitions

      Section 30.01. Force Majeure. A "Force Majeure" shall mean and include those situations beyond either party's control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Basic Rent or Additional Rent and except as to the time periods set forth in Article XVIII, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

      Section 30.02. Additional Rent. As used in this Lease, "Additional Rent" shall mean all sums in addition to Basic Rent payable by Tenant to Landlord pursuant to the provisions of this Lease.

                                  ARTICLE XXXI

                                  Miscellaneous

      Section 31.01. Partial Validity. If any term or provision of this Lease or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

      Section 31.02. Waivers. One or more waivers by either party of the obligation of the other to perform any covenant or condition shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition. The receipt of Basic Rent and/or Additional Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. Neither acceptance of the keys nor any other act or thing done by Landlord or any agent or employee during the Term herein demised shall be deemed to be an acceptance of a surrender of the Demised Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such a surrender.

      Section 31.03. Number, Gender. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

      Section 31.04. Successors, Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

      Section 31.05. Headings. The Article and marginal headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this Lease and are not to be used in determining the intent of the parties to this Lease.

      Section 31.06. Entire Agreement. This document recites the entire and only agreement between the parties relating to the leasing of the Demised Premises; and no unwritten statements or representations or prior written matter not contained in this document shall have any force or effect. This Lease shall not be modified in any way or terminated except by a writing executed by both parties.

      Section 31.07. Landlord. The "Landlord" means only the holder, for the time being, of Landlord's interest under this Lease so that in the event of any transfer of title to the Demised Premises Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder accruing


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after such transfer, and it shall be deemed without further agreement between the parties that such grantee, transferee or assignee has assumed and agreed to observe and perform all obligations of Landlord hereunder arising during the period it is the holder of Landlord's interest hereunder.

      Section 31.08. Words of Duty. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

      Section 31.09. Cumulative Remedies. The specified remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may lawfully be entitled in case of any breach or threatened breach of any provision of this Lease.

      Section 31.10. No Option. The submission of this Lease to Tenant for examination and/or execution does not constitute a reservation of, or option for, the Demised Premises; and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

      Section 31.11. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent and Additional Rent payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

      Section 31.12. Corporate Authority. If Tenant is a corporation, Tenant represents and warrants that this Lease and the Tenant's execution of this Lease has been duly authorized and approved by the Tenant's Board of Directors. The undersigned officers and representatives of the corporation executing this Lease on behalf of Tenant represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation.

      Section 31.13. Lease Commencement. Notwithstanding anything contained herein to the contrary, if Landlord, for any reason whatsoever including Force Majeure and Landlord's negligence, cannot deliver possession of the Demised Premises to Tenant at the commencement of the agreed Term as set forth in
Section 2.01, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, the Term shall be for the full Term as specified in Section 2.01 to commence from and after the date Landlord shall have delivered possession of the Demised Premises to Tenant, and, if requested by Landlord or Tenant, Landlord and Tenant shall, by a writing signed by the parties, ratify and confirm the Lease Commencement and Termination Dates.


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

      Section 31.14. Applicable Law. This Lease shall be interpreted and construed in accordance with the laws of the State of New York and by the state courts of New York.

      Section 31.15. Survival of Tenant's Obligations. All obligations of Tenant which by their nature involve performance, in any particular, after the end of the Term, or which cannot be ascertained to have been fully performed until after the end of the term, shall survive the expiration or sooner termination of this Lease.

      Section 31.16. Parking Area. Under no circumstances shall Tenant be permitted to use any portion of the parking area for on-site storage.

      Section 31.17. Assumption. It shall be a condition precedent to the merger of Lessee into any Person, to the consolidation of Lessee with one or more Persons and to the sale or other disposition of all or substantially all of the assets of Lessee to one or more Persons that the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder

      Section 31.18. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Premises or any interest in such fee estate

      Section 31.19. Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good repair and condition. The provisions of this Section and Article IX shall survive the expiration or other termination of this Lease

      Section 31.20. Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other.

                                  ARTICLE XXXII

                                 Renewal Option

      Section 32.01. Tenant is hereby granted one (1) option to renew (the "Renewal Option") this Lease upon the following terms and conditions:

      (A) At the time of the exercise of the Renewal Option and at the commencement of the renewal term (the "Renewal Term"), the Tenant shall not be in default of any of the terms and provisions of this Lease, and shall be in possession of the Demised Premises pursuant to this Lease.


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

      (B) Notice of the exercise of the Renewal Option shall be sent to the Landlord in writing at least twenty-four (24) months before the expiration of the current Term of this Lease, TIME HEREBY BEING MADE OF THE ESSENCE.

      (C) The Renewal Term shall be for a period of five (5) years, commencing at the expiration of the twentieth (20th) Lease Year. All of the terms and conditions of this Lease, other than the Basic Rent, shall apply during the Renewal Term.

      (D) Should Tenant exercise the Renewal Option in accordance with the provisions of this Article, within forty-five (45) days after receipt of Tenant's notice of intent to exercise the Renewal Option, Landlord shall provide to Tenant, in writing a statement indicating Landlord's calculation of the fair market value of the annual Basic Rent for the first Lease Year of the Renewal Term (the "FMV Rent"). In calculating the FMV Rent for the first Lease Year of the Renewal Term, Landlord shall look to arms-length transactions between an unrelated landlord and tenant in other comparable buildings, in the geographical area in which the Demised Premises are located, taking into account all generally applicable terms of tenancy for comparable leases of comparable premises in the Suffolk County, New York marketplace at the time of calculation. Tenant shall have twenty (20) days from receipt of Landlord's calculation of the FMV Rent for the first Lease Year of the Renewal Term in which to accept or reject such calculation. Tenant's failure to object within such twenty (20) day period shall be deemed Tenant's acceptance of such calculation. In the event that Tenant disputes Landlord's calculation, the parties shall seek to reach a mutually acceptable amount of the FMV Rent during the first Lease Year of the Renewal Term. In the event that the parties are unable to reach such mutual agreement within fifteen (15) days of receipt by Landlord of Tenant's objection, the parties shall engage the services of a mutually acceptable independent MAI appraiser experienced with properties located within the geographical area in which the Demised Premises are located. The cost of the third party appraiser shall be paid by Tenant. The determination of such appraiser shall be binding upon both parties. Notwithstanding the foregoing, the Basic Rent for the first Lease Year of the Renewal Terms shall not be less than the Basic Rent for the immediately preceding Lease Year.

      (E) During each subsequent Lease Year of the Renewal Term, the Basic Rent payable by Tenant shall be equal to the greater of: (i) the then-current FMV Rent for the Demised Premises, calculated in accordance with the provisions set forth in Section 32.01(D) above; or (ii) the Base Rent payable by Tenant for the immediately preceding Lease Year.

      (F) Tenant shall have no further renewal options unless expressly granted in writing by Landlord.


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

                                 ARTICLE XXXIII

                                    Guaranty

      Section 33.01. Tenant's payment and performance obligations under this Lease shall be unconditionally guaranteed, jointly and severally by Gales Industries Incorporated, a Delaware corporation ("Guarantor") pursuant to a Guaranty in the form attached to this Lease as Exhibit D attached hereto and made a part hereof (the "Guaranty"). The Guarantor shall deliver the original signed Guaranty simultaneously with the execution and delivery of this Lease.

         [This page is intentionally left blank. Signature page follows]


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

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the month, day and year first above written.

                                LANDLORD:

                                STNLA-SPVEF BAY SHORE, LLC,
                                a Delaware limited liability company

                                By: Single-Tenant Net Lease Advisors, LLC,
                                    a Florida limited liability company,
                                    its Manager

                                    By: Single-Tenant Financial Corp.,
                                        a Florida corporation,
                                        its Managing Member


                                        By:
                                            ------------------------------------
                                            David R. Piasecki, President

                                TENANT:

                                AIR INDUSTRIES MACHINING, CORP.,
                                A New York Corporation


                                By:
                                    --------------------------------------------
                                Name:  Michael A. Gales
                                Title: Executive Chairman

                                    EXHIBIT A

                                Demised Premises

                                    EXHIBIT B

                                  Roof Repairs

                                    EXHIBIT C

                             Phase 2 Report Repairs

                                    EXHIBIT D

                             Form of Lease Guaranty


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